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                     PAPER WAREHOUSE, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges                                                  EXHIBIT 12
          For the Three Months Ended April 28, 2000 and April 30, 1999
                  and For the Five Years Ended January 28, 2000



($'S IN THOUSANDS)                                               THREE MONTHS ENDED                FISCAL YEAR ENDED
                                                               ---------------------   ---------------------------------------
                                                               APRIL 28,   APRIL 30,   JANUARY 28,   JANUARY 29,   JANUARY 30,
RATIO OF EARNINGS TO FIXED CHARGES:                              2000        1999         2000          1999          1998
                                                               ---------   ---------   -----------   -----------   -----------
Earnings:
     Consolidated net (loss) earnings                          $  (985)     $(1,217)      $(4,448)     $  (521)     $  (207)
     Extraordinary charge, net                                    --           --            --           --            110
     Cumulative effect of accounting change, net                  --            108           108         --           --
     Income taxes (1)                                             (645)        (742)       (2,970)        (323)          22
                                                               -------      -------       -------      -------      -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change           (1,630)      (1,851)       (7,310)        (844)         (75)

Fixed Charges:
     Interest expense                                              401          220         1,182          279          860
     Interest portion of rental expense                            862          774         3,281        2,378        1,779
                                                               -------      -------       -------      -------      -------
        Total fixed charges                                      1,263          994         4,463        2,657        2,639

Earnings available for fixed charges                           $  (367)     $  (857)      $(2,847)     $ 1,813      $ 2,564
                                                               -------      -------       -------      -------      -------
                                                               -------      -------       -------      -------      -------

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)             --           --            --           --           --
                                                               -------      -------       -------      -------      -------
                                                               -------      -------       -------      -------      -------

($'S IN THOUSANDS)                                                 FISCAL YEAR ENDED
                                                               -------------------------
                                                               JANUARY 31,   FEBRUARY 2,   JANUARY 27,
RATIO OF EARNINGS TO FIXED CHARGES:                               1997          1996          1995
                                                               -----------   -----------   -----------
Earnings:
     Consolidated net (loss) earnings                            $   808       $   797       $   794
     Extraordinary charge, net                                      --            --            --
     Cumulative effect of accounting change, net                    --            --            --
     Income taxes (1)                                                500           494           492
                                                                 -------       -------       -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change              1,308         1,291         1,286

Fixed Charges:
     Interest expense                                                834           547           227
     Interest portion of rental expense                            1,436         1,046           673
                                                                 -------       -------       -------
        Total fixed charges                                        2,270         1,593           900

Earnings available for fixed charges                             $ 3,578       $ 2,884       $ 2,186
                                                                 -------       -------       -------
                                                                 -------       -------       -------

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)               1.58          1.81          2.43
                                                                 -------       -------       -------
                                                                 -------       -------       -------
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     (1) Prior to November 1997, the Company was taxed as an S-Corporation. This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation

     (2) For the three months ended April 28, 2000 and April 30, 1999, earnings were not adequate to cover fixed charges by approximately $1.6 million and $1.9 million, respectively. For the fiscal years ended January 28, 2000, January 29, 1999, and January 30, 1998 earnings were not adequate to cover fixed charges by approximately $7.3 million, $844,000 and $75,000, respectively.